APPENDIX B
CODE OF ETHICS AND SECURITIES TRADING POLICY
ECLIPSE CAPITAL MANAGEMENT, INC

I.	INTRODUCTION

This Code of Ethics and Securities Trading Policy (the “Code”) establishes the standards of conduct and professionalism expected of the employees of Eclipse Capital Management, Inc. (“Eclipse”). The Code covers all employees of the Firm. The Code is designed to:

1.	Educate employees about the Firm’s expectations regarding the employee’s conduct and educate employees about the laws and principles governing their conduct;

2.	Protect the Firm’s Clients (and such Client’s underlying Fund Investors);

3.
Instill in employees that they are fiduciaries, in a position of trust, and must act with complete propriety and in the best interests of Eclipse’s Clients and Fund Investors (and such Client’s underlying investors, if any) at all times;

4.	Protect the interests of Clients and Fund Investors by deterring misconduct by employees of the Firm;

5.	Protect the reputation of the Firm;

6.	Guard against violation of the Federal Securities Laws; and

7.	Establish procedures for employees to follow in order to comply with the fiduciary and ethical principles espoused by the Code.

II.	DEFINITIONS

Initial Public Offering or IPO means an offering of securities registered under the Securities Act, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act.

Limited Offering means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or Section 4(6) thereof, or pursuant to Regulation D (Rules 504, 505 or 506). Securities issued by any private pooled investment vehicle are included within this term.

Purchase or Sale of a Security includes, among other things, the writing of an option to purchase or sell a security.

Reportable Security means any security reportable under this Code, and generally will include all securities, but for purposes of this Code will not include those Unreportable Securities listed below.

Restricted List means the list of Securities in which trading by employees is prohibited, and also includes options or derivatives on such Securities.

Security generally will have the meaning set forth in Section 202(a)(18) of the Advisers Act, and includes:

1.	Any note, stock, treasury stock, security future, bond, debenture or evidence of indebtedness;
2.	Any certificate of interest or participation in any profit-sharing agreement;
3.	Any collateral-trust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, or certificate of deposit for a security;
4.	Any fractional undivided interest in oil, gas or other mineral rights;
5.	Any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities;
6.	Any put, call straddle, option, or privilege entered into on a national securities exchange relating to foreign currency; or
7.
In general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of or warrant or right to subscribe to or purchase any of the foregoing.

Unreportable Securities includes the following types of securities:

1.	Direct obligations of the U.S. government;
2.	Bankers’ acceptances, bank certificates of deposit, commercial paper and high-quality short-term debt instruments, including repurchase agreements;
3.	Shares issued by money market mutual funds;
4.	Shares issued by unaffiliated open-end mutual funds;
5.	Shares issued by unit investment trusts that are invested exclusively in one or more unaffiliated open-end mutual funds;
6.	Exchange Traded Funds (ETFs) including SPDRs; and
7.	Index futures, including S&P futures index, NASDAQ futures index, and foreign stock indices.

III.	STANDARDS OF BUSINESS CONDUCT

Eclipse seeks to foster a reputation for integrity and professionalism. The Firm views its reputation as a vital business asset and values the trust placed in it by its Clients and underlying Fund Investors. Eclipse has adopted this Code to further protect its reputation and to ensure compliance with Federal Securities laws, as well as to meet the fiduciary duty owed to its Clients and underlying Fund Investors. As a fiduciary, the Firm has an affirmative duty of care, honesty, loyalty and good faith to act in the best interests of its Clients. Eclipse views its Clients’ and Fund Investors’ interests as of paramount importance and believes that its Clients’ and Fund Investors’ interests come before Eclipse’s own interests. The Firm also strives to identify and avoid conflicts of interest, however, such conflicts may arise. All questions or comments regarding this Code should be directed to the CCO.

All employees must comply with this Code as well as with all applicable securities laws. Employees must not, directly or indirectly:

1.	Employ any device, scheme or artifice to defraud any existing or prospective Client or Fund Investor;

2.
Make to any existing or prospective Client or Fund Investor any untrue statement of a material fact or omit to state to such person a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.	Engage in any act, practice or course of conduct that is fraudulent, deceptive or manipulative, including the making of statements that omit material facts;

4.	Knowingly buy or sell a Security requiring pre-approval unless the transaction is pre-approved by the CCO or his designee;

5.
Use his or her position, or any investment opportunities presented by virtue of his or her position, to personal advantage or to the detriment of any existing or prospective Client or Fund Investor; or

6.
Provide any investment advice (i.e., advice as to the value of Securities, or as to the advisability of investing in, purchasing or selling securities) or portfolio management services for compensation to any person, other than an Eclipse Client, under any circumstances, unless such arrangement is disclosed to and approved by the CCO.

IV.	SUPERVISED PERSONS PROHIBITED BUSINESS PRACTICES

In addition to any prohibitions set forth in this Program, all employees are prohibited from engaging in the following practices:

1.	Transacting business, or representing to be or being licensed as an investment adviser with a company other than Eclipse (or any affiliate of the Firm), without the prior written consent of the CCO;

2.	Acting as custodian for money, securities, or executed stock powers of an Eclipse Fund, Client, or Fund Investor;

3.	Using any Advertising relating to his or her activities as an employee unless such Advertising has been approved by the CCO;

4.	Initiating any oral or written communication with any Regulator or responding to any oral or written communication initiated by any Regulator, unless authorized to do so by the CCO;

5.
Any conduct or transaction that may result in an employee’s interest being in conflict with the interests of a Client, a Fund Investor, or the Firm, unless the transaction or proposed course of action is approved in advance by the CCO or is otherwise in the course of the Firm’s advisory services and is consistent with this Program. Such conduct or transactions may include:

a.	Entering into a transaction with an Eclipse Fund, Client, or Fund Investor (existing or prospective), including the purchase or sale of securities or other property or services;

b.	Loaning money to or borrowing money from an Eclipse Fund, Client, or Fund Investor (existing or prospective);

c.	Receiving any remuneration from an Eclipse Client or Fund Investor, other than remuneration to which such employee is contractually entitled under Eclipse Fund, Firm, or investment advisory documents;

d.
Initiating any communication with Eclipse Clients or Fund Investors (existing or prospective), whether oral or written, unless authorized to do so by the CCO, unless such communication is in connection with such employee’s ordinary duties. This does not mean that an employee may not respond to communications initiated by any such Clients or Fund Investors, provided such responses comply with the requirements of this Program, are disclosed to the CCO and are in the employee’s ordinary course of business;

e.	Responding to any Client or Fund Investor complaint, either orally or in writing, unless authorized to do so by the CCO or a Managing Director of Eclipse;

f.	Employing any device, scheme, or artifice to defraud an Eclipse Client or Fund Investor; or

g.	Any act, transaction, practice, or course of business that is fraudulent, deceptive, or manipulative.

Notwithstanding the foregoing, if an employee desires to engage in a prohibited activity, such as those or similar to those set forth above, the employee shall contact the CCO prior to engaging in such activity and obtain the CCO’s consent. In evaluating these situations, a conflict of interest will be presumed to exist; however, certain mitigating facts can overcome this presumption, including, without limitation, the degree of personal outside relationship with the Fund Investor with which the employee is interacting, the significance of proposed transaction/activity and, if applicable, whether the fairness of the price of the goods or services can be validated independently.

V.	PERSONAL TRADING REQUIREMENTS

Because of the nature of its futures only trading strategy, Eclipse has adopted a personal trading program which reflects its limited access to information about securities other than futures. Accordingly, employees are required to follow the following personal trading rules.

1.	Personal trading in equity securities is permitted without pre-approval.

2.
Personal trading in futures is permitted only in instances when (a) the account is not managed by the employee (ie., a non-discretionary account) or (b) the trading is in a large capitalized futures index (ie., Unreportable Securities).

3.	employees may not enter an order or make an investment that anticipates (i.e., front runs) or competes with a fund order or investment.

4.	employees may not acquire Beneficial Ownership in any Securities in an Initial Public Offering without obtaining prior approval of the CCO.

5.	employees may not acquire Beneficial Ownership in any Securities in a Limited Offering without obtaining prior approval of the CCO.

6.
No employee may engage in any trade or order activity or investment if such activity is the result of exposure to material non-public information, i.e., inside information, whether as a result of information gained at work or outside of work.

Securities held in a discretionary account over which the employee has no direct or indirect influence or control are not subject to the pre-clearance or reporting requirements, unless otherwise determined by the CCO.

VI.	REPORTING OF PERSONAL SECURITIES TRANSACTIONS

In lieu of reporting personal securities transactions, employees will be required to report on a quarterly basis the existence of all brokerage accounts. In addition, employees are also required to certify quarterly that they have not engaged in any prohibited personal trading. The CCO reserves the right to change this policy at any time to require that employees submit annual and quarterly brokerage account reports.

VII.	INSIDER TRADING

A.	Insider Trading Policy Statement

Eclipse seeks to foster a reputation for integrity and professionalism. That reputation is a vital business asset. To further that goal, this Code implements procedures to deter misuse of material nonpublic information in securities transactions. Accordingly, Eclipse forbids employees and members of their Immediate Family from trading a public Security, either personally or on behalf of others, while in possession of material nonpublic information or communicating material nonpublic information to others. This conduct is referred to as insider trading, and the policy prohibiting insider trading applies to every employee and extends to activities within and outside their duties at the Firm.

Trading Securities while in possession of material nonpublic information or improperly communicating that information to others may expose an employee to stringent penalties. Criminal sanctions may include a fine of up to $1,000,000 and/or 10 years imprisonment. The SEC can recover profits gained or losses avoided through trading on inside information, they can impose a penalty of up to three times the illicit windfall, and they can issue an order barring a employee from the securities industry. An employee may also be sued personally by investors seeking to recover damages for insider trading violations.

B.	What is Insider Trading?

The term insider trading is not defined in the Federal Securities Laws, but generally is used to refer to the use of material nonpublic information to trade in Securities, whether or not one is an insider, or to the communication of material nonpublic information to others. The law generally prohibits:

1.	Trading by an insider while in possession of material nonpublic information;

2.
Trading by a non-insider while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider’s duty to keep it confidential or was misappropriated; or

3.	Communicating material nonpublic information to others.

C.	Who is an Insider?

The concept of insider is broad. It includes officers, directors, managers and employees of a company. In addition, a person can be a “temporary insider” if he or she enters into a special confidential relationship in the conduct of a company’s affairs and as a result is given access to information solely for the company’s purposes. A temporary insider can include, among others: a company’s attorneys; accountants; consultants; bank lending officers; and the employees of such organizations. Sitting on the board of an issuer could cause a employee to be deemed a temporary insider of the company of the board on which the employee sits. In addition, the Firm may become a temporary insider of a company that it advises, for which it performs other services, or in which it is considering an investment or acquisition.

D.	What is Material Information?

Trading on inside information is not a basis for liability unless the information is material. Material information is generally defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s Securities. No simple test exists to determine when information is material. Assessments of materiality involve a highly fact-specific inquiry. Employees should direct any questions about whether information is material to the CCO.

Material information often relates to a company’s results and operations. The SEC has stated that advance information about the following is generally considered to be material:

1.	Earnings information;

2.	Mergers, acquisitions, tender offers, or developments regarding customers or suppliers (i.e., the acquisition or loss of a contract);

3.	Changes in control or in management;

4.	Changes in auditors, or auditor notification that the issuer may no longer rely on an auditor’s audit report;

5.
Events regarding the issuer’s Securities (e.g., defaults on senior Securities, calls of Securities for redemption, repurchase plans, stock splits or changes in dividends, changes to the rights of Security holders, public or private sales of additional Securities); and

6.	Bankruptcies or receiverships.

Material information also may relate to the market for a company’s Securities. Information about a significant order to purchase or sell Securities may, in some contexts, be deemed material. Material information does not have to relate to a company’s business. For example, in Carpenter v. U.S., 108 U.S. 316 (1987), the United States Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a Security. In that case, a Wall Street Journal reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in The Wall Street Journal and whether those reports would be favorable or unfavorable.

E.	What is Nonpublic Information?

Information is nonpublic until it has been effectively disseminated broadly to investors in the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information is public after it has become available to the general public through a public filing with the SEC or some other governmental agency, the Dow Jones tape, Bloomberg, Reuters Economic Services, The Wall Street Journal, or other publications of general circulation, and after sufficient time has passed so that the information has been disseminated widely.

F.	What are the Penalties for Insider Trading?

Penalties for trading on or communicating material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

1.	Civil injunctions;

2.	Treble damages;

3.	Disgorgement of profits;

4.	Jail sentences;

5.	Fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited; and

6.	Fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

In addition to the above, violations of Eclipse’s insider trading policy can also result in internal discipline, including censure, dismissal of the person or persons involved, and any other legal action.

VIII.	PROCEDURES DESIGNED TO DETECT AND PREVENT INSIDER TRADING

The following procedures are designed to help ensure that the Firm complies with the prohibition on insider trading by limiting the use and restricting the disclosure of material nonpublic information to persons within or outside the Eclipse organization who are in a position to trade on the basis of such information or to transmit it to others. These procedures are also designed to aid Eclipse in preventing, detecting, or imposing sanctions against insider trading.

A.	Identifying Insider Information

Before trading Securities, an employee should ask him or herself the following questions regarding information in his or her possession:

1.	What was the source of the information? Consider carefully whether the information was obtained from any insiders, including any temporary insiders.

2.	What is the nature of the information? For example, does it involve a tender offer?

3.
Is the information material? Is this information that an investor would consider important in making his or her investment decision? Is this information that would substantially affect the market price of the Security if generally disclosed?

4.
Is the information nonpublic? To whom has this information been provided? Has the information been effectively communicated to the marketplace by being published in Reuters, The Wall Street Journal, or other publications of general circulation? Has the information been effectively communicated to the marketplace by being filed with the SEC or the subject of an issuer press release?

If, after consideration of the above, any employee believes that the information is material and nonpublic, or if an employee has questions as to whether the information is material and nonpublic, he or she should take the following steps:

1.	Report the information and proposed trade immediately to the CCO;

2.	Refrain from any purchase or sale of such Security in question on behalf of not only the employee, but also of others, including family members; and

3.	Do not further communicate the information inside or outside Eclipse other than to the CCO, except as necessary for the performance with his or her job.

B.	Restricted Access to Material Nonpublic Information

Information in an employee’s possession that is identified as material and nonpublic may not be communicated to anyone outside of Eclipse and should only be communicated within Eclipse to those personnel who have a reasonable business need to know such information and understand that such information is governed by this Policy. In addition, care should be taken so that such information is secure. For example, employees should adhere to the following procedures:

1.
Files containing material nonpublic or sensitive information should be handled with care. Such information should not be left lying in conference rooms or left out in offices or on desks but rather should be locked in file drawers or cabinets overnight or during an absence from the office. Additionally, such sensitive information stored in computer systems and other electronic files should be kept secure and password protected.

2.
Appropriate controls for the reception and oversight of visitors to sensitive areas should be maintained. For example, visitors should be accompanied while in Eclipse’s offices and should not be left unattended in areas where access to nonpublic information or recommendations may be obtained.

3.	Document control procedures, such as shredding papers containing material nonpublic information should be used where appropriate.

4.	Business conversations should be avoided in public places, such as elevators, hallways, restrooms and public transportation or in any other situation where such conversations may be overheard.

C.	Rumor Control

Eclipse strictly prohibits the use or misuse of false rumors. Employees should be aware that all company emails may be monitored for inappropriate or illegal communications, including the creation or dissemination of false market or securities related rumors.

D.	Restricted List

The Firm does not maintain a Restricted List. In the event Eclipse obtains material nonpublic information about a publicly traded security, the CCO will add such security to a Restricted List. At this time Eclipse does not have access to material nonpublic information and because of the nature of its trading, it does not expect to receive such information in the future.

IX.	OUTSIDE BUSINESS ACTIVITIES

Eclipse employees are expected to devote all or substantially all of their professional time and efforts to Eclipse business. Involvement in an outside business (e.g., employment, consulting or serving as a director) could conflict with Eclipse’s or its Clients’ interests. Accordingly, employees must obtain the CCO’s prior written approval of all such activity. It could also be a conflict if an employee’s immediate family member is involved in a business that may conflict with Eclipse’s or its Clients’ interests (e.g., an employee’s spouse works for a counterparty Eclipse trades with). Employees must report all such involvements to the CCO, including but not limited to:

A.	Being engaged in any other business, whether or not related to investments and trading;

B.
Being employed or compensated by any other person for business-related activities of whatever kind or nature (other than infrequent or de minimis activities, e.g., being paid on a one-time basis to assist a neighbor paint her house, etc.) without the pre-approval of the CCO;

C.	Serving as an employee of another organization;

D.	Serving as general partner, managing member, manager or in similar capacity with limited or general partnerships, limited liability companies, hedge funds or other privately offered funds;

E.	Engaging in personal investment transactions to an extent that such transactions divert attention from or impair the performance of duties in relation to the business of the Firm and its Clients;

F.
Having any direct or indirect financial interest or investment in any broker-dealer, investment adviser, CTA, CPO, other current or prospective supplier of goods or services to the Firm from which the employee might benefit or appear to benefit materially; or

G.	Serving on the board of directors (or in any similar capacity) of another company, whether public or private, without the pre-approval of the CCO.

While most outside business activities will not ordinarily present a concern to the Firm and will be allowed as a matter of course, employees are still required to report any and all outside business activities so that the Firm can make this determination. Routine charitable or volunteer work generally will not be required to be reported, unless it would present a material conflict of interest for the Firm. Before undertaking any of the activities listed above, the employee must notify the Firm of his or her intended outside business activities and obtain approval from the CCO.

The CCO will maintain a record of all outside business activities, if any, of each employee. On an annual basis the CCO will review all reported employee outside business activities to confirm they continue to be consistent with the Firm’s business activities and fiduciary duties. This review may be done as part of the CCO’s annual review. The CCO periodically may require all employees, or certain employees, to provide updated information regarding their outside business activities.

X.	ADMINISTRATION OF THE CODE OF ETHICS

The Firm will provide all employees with a copy of this Code and with any amendments. Each employee must provide the CCO with a written acknowledgement of his or her receipt of the Code and any amendments. Each employee must report violations of this Code promptly to the CCO if he or she has any reason to believe he or she may have failed to comply with (or has become aware of another person’s failure to comply with) any of the policies and procedures set forth in this Program). It is a fundamental business priority of Eclipse’s that Eclipse personnel cooperate to not only ensure literal compliance with all required policies and procedures but also foster a comprehensive “culture of compliance.”

In order to promote the reporting of violations, this may be done anonymously through depositing a written description of the incident in question to the CCO or by mailing such description to the CCO. No Eclipse personnel will be penalized in any respect for reporting a violation or suspected violation in good faith even if no violation in fact has occurred.

The CCO may, under circumstances that she deems appropriate and not opposed to the interests of the Firm’s Clients or Fund Investors, create exceptions to requirements under this Code that are not expressly mandated under the Federal Securities Laws.